CERTIFICATE OF AMENDMENT
                                     TO THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            FOAMEX INTERNATIONAL INC.


              ----------------------------------------------------
                        Under Section 242 of the General
                    Corporation Law of the State of Delaware
              ----------------------------------------------------


       The undersigned, Philip N. Smith, Jr. and Tambra S. King, Vice President and Assistant Secretary, respectively, of Foamex International Inc., a Delaware corporation (the "Company"), do hereby certify as follows:

       FIRST: That the name of the Company is Foamex International Inc.

       SECOND: That the following resolutions were duly adopted by the Board of Directors of the Company, by means of a written consent, in accordance with the provisions of Sections 141(f) and 242(b) of the General Corporation Law of the State of Delaware (the "Delaware Law"):

       RESOLVED, that Paragraph A of Article IV of the Restated Certificate of Incorporation of the Company be amended and restated as follows:

                                  "ARTICLE IV.

                            AUTHORIZED CAPITAL STOCK

              A. The Corporation shall be authorized to issue two classes of shares of stock to be designated respectively, "Common Stock," and "Preferred Stock." The total number of shares of Common Stock that the Corporation shall have authority to issue shall be Fifty Million (50,000,000), par value $0.01 per share and the total number of shares of Preferred Stock that the Corporation shall have the authority to issue shall be Five Million (5,000,000), par value of $1.00 per share.

              RESOLVED FURTHER, that paragraph B of Article IV be deleted, and that paragraph C be redesignated paragraph B and that paragraph D be redesignated paragraph C.

              RESOLVED FURTHER, that Article VI of the Restated Certificate of Incorporation of the Company be amended and restated as follows:

                                   ARTICLE VI.

                              ELECTION OF DIRECTORS

              A. The business and affairs of the Corporation shall be conducted and managed by, or under the direction of, the Board. Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Restated Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors constituting the entire Board shall be fixed from time to time by or pursuant to a resolution passed by the Board.

              B. Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Restated Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional directors, and subject to the provisions hereof, newly created directorships resulting from any increase in the authorized number of directors, and any vacancies on the board resulting from death, resignation, disqualification, removal, or other cause, may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board.

              C. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV of the Restated Certificate of Incorporation, then upon commencement and for the duration of the period during which such right continues (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director's successor shall have been duly elected and qualified, or until such director's right to hold such office terminated pursuant to said provisions, whichever occurs earlier, subject to his death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly. Notwithstanding the foregoing, whenever, pursuant to the provisions of Article VI of this Restated Certificate of Incorporation, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Restated Certificate of Incorporation and the Certificate of Designations applicable thereto.

              D. Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV of this Restated Certificate of Incorporation, any director may be removed from office only for cause and only by the affirmative vote of the holders of 66-2/3% or more of the combined voting power of the then-outstanding shares of Voting Stock at a meeting of stockholders called for that purpose, voting together as a single class.

       FOURTH: That the foregoing amendment was approved by at least two-thirds of the issued and outstanding shares of stock of the Company at a duly called meeting of the Company in accordance with the provisions of Section 242(b) of the Delaware Law.

       IN WITNESS WHEREOF, said Company has caused this Certificate of Amendment to the Restated Certificate of Incorporation of the Company to be signed by the undersigned, this the 23rd day of May, 1996.

                                               FOAMEX INTERNATIONAL INC.


                                               By:/s/Philip N. Smith, Jr.
                                                  ---------------------------
                                                     Philip N. Smith, Jr.
                                                     Vice President

ATTEST:


By:/s/Tambra S. King
   -------------------------
      Tambra S. King
      Assistant Secretary


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